EXHIBIT 5.1
                         [BANK UNITED CORP. LETTERHEAD]

                                  June 16, 1999
Bank United Corp.
3200 Southwest Freeway
Suite 2600
Houston, Texas  77027

Ladies and Gentlemen:

I am General Counsel of Bank United Corp., a Delaware corporation (the "Company"). The Company proposes to offer up to 710,000 shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), to the shareholders of Texas Central Bancshares, Inc. ("TCBI") in connection with the merger of BUC Acquisition Corporation II, a wholly owned subsidiary of the Company ("Newco"), with and into TCBI pursuant to the terms of an Agreement and Plan of Reorganization dated as of March 23, 1999 by and among the Company, Newco, and TCBI (the "Merger Agreement"). The Company has filed a Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Common Stock to be issued pursuant to the Merger Agreement.

As General Counsel of the Company, I am familiar with the facts relating to this opinion and have made such investigations of law as I have deemed necessary and relevant as a basis hereof. I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to me as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to me as copies, and the truthfulness of all statements of fact contained therein. Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that, upon issuance pursuant to the terms of the Merger Agreement, the Common Stock will be legally issued, fully paid and non-assessable. The foregoing opinion is based on and is limited to the corporate laws of the State of Delaware and the relevant laws of the United States of America, and I render no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name therein.

                                    Very truly yours,

                                    BANK UNITED CORP.

                                    /s/ Jonathon K. Hefron
                                    Jonathon K. Heffron
                                    General Counsel